Exhibit 99.1

C.H. Robinson Worldwide, Inc.

14701 Charlson Road

Eden Prairie, Minnesota 55347

Andrew Clarke, Chief Financial Officer (952) 683-3474

Tim Gagnon, Director, Investor Relations (952) 683-5007

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS SECOND QUARTER RESULTS

MINNEAPOLIS, July 26, 2016 – C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (NASDAQ: CHRW), today reported financial results for the quarter ended June 30, 2016. Summarized financial results are as follows (dollars in thousands, except per share data):

	Three months ended June 30,			Six months ended June 30,
	2016	2015	% change	2016	2015	% change
Total revenues	$3,299,741	$3,545,088	-6.9%	$6,373,684	$6,845,978	-6.9%

Net revenues:
Transportation
Truckload	$329,740	$334,546	-1.4%	$651,424	$632,926	2.9%
LTL	99,778	91,524	9.0%	191,071	176,894	8.0%
Intermodal	9,021	11,539	-21.8%	18,285	22,051	-17.1%
Ocean	60,068	59,066	1.7%	118,737	109,256	8.7%
Air	20,118	19,596	2.7%	38,527	40,235	-4.2%
Customs	11,605	10,973	5.8%	22,329	21,236	5.1%
Other logistics services	26,171	21,104	24.0%	50,194	40,895	22.7%

Total transportation	556,501	548,348	1.5%	1,090,567	1,043,493	4.5%
Sourcing	37,714	35,670	5.7%	66,983	65,635	2.1%

Total net revenues	594,215	584,018	1.7%	1,157,550	1,109,128	4.4%

Operating expenses	360,468	354,923	1.6%	724,851	698,108	3.8%

Operating income	233,747	229,095	2.0%	432,699	411,020	5.3%
Net income	$143,090	$137,208	4.3%	$262,053	$243,684	7.5%

Diluted EPS	$1.00	$0.94	6.4%	$1.83	$1.67	9.6%

Our truckload net revenues decreased 1.4 percent in the second quarter of 2016 compared to the second quarter of 2015. Our total truckload volumes increased approximately three percent in the second quarter of 2016 compared to the second quarter of 2015. North American truckload volumes also increased approximately three percent over the same period. Our truckload net revenue margin increased in the second quarter of 2016 compared to the second quarter of 2015, due primarily to lower transportation costs. In North America, excluding the estimated impacts of the change in fuel prices, our average truckload rate per mile charged to our customers decreased approximately 7.5 percent in the second quarter of 2016 compared to the second quarter of 2015. In North America, our truckload transportation costs decreased approximately eight percent, excluding the estimated impacts of the change in fuel prices.

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C.H. Robinson Worldwide, Inc.

July 26, 2016

Our less than truckload (“LTL”) net revenues increased nine percent in the second quarter of 2016 compared to the second quarter of 2015. LTL volumes increased approximately seven percent in the second quarter of 2016 compared to the second quarter of 2015. Net revenue margin increased in the second quarter of 2016 compared to the second quarter of 2015.

Our intermodal net revenues decreased 21.8 percent in the second quarter of 2016 compared to the second quarter of 2015. This was primarily due to decreased volumes and net revenue margin declines. During the second quarter of 2016, intermodal opportunities were negatively impacted by the alternative lower cost truck market.

Our ocean transportation net revenues increased 1.7 percent in the second quarter of 2016 compared to the second quarter of 2015. The increase in net revenues was primarily due to increased net revenue margin and volumes, offset partially by pricing declines.

Our air transportation net revenues increased 2.7 percent in the second quarter of 2016 compared to the second quarter of 2015. The increase was due to increased net revenue margin and an increase in volumes, offset partially by pricing declines.

Our customs net revenues increased 5.8 percent in the second quarter of 2016 compared to the second quarter of 2015. The increase was primarily due to increased transaction volumes.

Our other logistics services net revenues, which includes managed services, warehousing, and small parcel, increased 24.0 percent in the second quarter of 2016 compared to the second quarter of 2015 primarily from growth in managed services.

Sourcing net revenues increased 5.7 percent in the second quarter of 2016 compared to the second quarter of 2015. This increase was primarily due to a case volume increase across a variety of commodities and services and an increase in net revenue per case.

For the second quarter, operating expenses increased 1.6 percent to $360.5 million in 2016 from $354.9 million in 2015. Operating expenses as a percentage of net revenues decreased to 60.7 percent in the second quarter of 2016 from 60.8 percent in the second quarter of 2015.

For the second quarter, personnel expenses increased 2.4 percent to $270.3 million in 2016 from $264.0 million in 2015. For the second quarter, our average headcount grew 5.2 percent compared to the second quarter of 2015. The increase in personnel expense was less than the increase in average headcount due to decreased expenses related to incentive plans that are designed to keep expenses variable with changes in net revenues and profitability.

For the second quarter, other selling, general, and administrative expenses decreased 0.8 percent to $90.2 million in 2016 from $90.9 million in 2015. This was primarily due to a decrease in the allowance for doubtful accounts, partially offset by increases in other areas including travel expenses.

About C.H. Robinson

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest non-asset based third party logistics companies in the world. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, currently serving over 110,000 active customers through a network of offices in North America, South America, Europe, and Asia. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America and works with approximately 68,000 transportation providers worldwide.

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C.H. Robinson Worldwide, Inc.

July 26, 2016

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; competition and growth rates within the third party logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; risks associated with the potential impacts of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; fuel prices and availability; the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during our financial results conference call will be current at the time of the call and we undertake no obligation to update the replay.

Conference Call Information:

C.H. Robinson Worldwide Second Quarter 2016 Earnings Conference Call

Wednesday, July 27, 2016 8:30 a.m. Eastern Time

The call will be limited to 60 minutes, including questions and answers. We invite call participants to submit questions in advance of the conference call and we will respond to as many of the questions as we can in the time allowed. To submit your question(s) in advance of the call, please email tim.gagnon@chrobinson.com.

Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through the Investor Relations link on C.H. Robinson’s website at www.chrobinson.com.

To participate in the conference call by telephone, please call ten minutes early by dialing: 877-269-7756

International callers dial +1-201-689-7817

Callers should reference the conference ID, which is 13640751

Webcast replay available through Investor Relations link at www.chrobinson.com

Telephone audio replay available until 11:30 a.m. Eastern Time on August 4, 2016: 877-660-6853;

passcode: 13640751#

International callers dial +1-201-612-7415

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C.H. Robinson Worldwide, Inc.

July 26, 2016

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Revenues:
Transportation	$2,881,496	$3,130,722	$5,595,184	$6,077,979
Sourcing	418,245	414,366	778,500	767,999

Total revenues	3,299,741	3,545,088	6,373,684	6,845,978

Costs and expenses:
Purchased transportation and related services	2,324,995	2,582,374	4,504,617	5,034,486
Purchased products sourced for resale	380,531	378,696	711,517	702,364
Personnel expenses	270,251	263,999	547,748	519,143
Other selling, general, and administrative expenses	90,217	90,924	177,103	178,965

Total costs and expenses	3,065,994	3,315,993	5,940,985	6,434,958

Income from operations	233,747	229,095	432,699	411,020

Interest and other expense	(6,265)	(5,894)	(15,037)	(15,499)

Income before provision for income taxes	227,482	223,201	417,662	395,521
Provisions for income taxes	84,392	85,993	155,609	151,837

Net income	$143,090	$137,208	$262,053	$243,684

Net income per share (basic)	$1.00	$0.94	$1.83	$1.67
Net income per share (diluted)	$1.00	$0.94	$1.83	$1.67

Weighted average shares outstanding (basic)	142,998	145,515	143,259	145,856
Weighted average shares outstanding (diluted)	143,216	145,679	143,437	146,020

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C.H. Robinson Worldwide, Inc.

July 26, 2016

CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)
	June 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$207,083	$168,229
Receivables, net	1,602,631	1,505,620
Other current assets	69,388	56,849

Total current assets	1,879,102	1,730,698

Property and equipment, net	211,905	190,874
Intangible and other assets	1,258,063	1,262,786

Total assets	$3,349,070	$3,184,358

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$836,721	$783,883
Accrued compensation	84,648	146,666
Accrued income taxes	42,094	12,573
Other accrued expenses	62,994	55,475
Current portion of debt	465,000	450,000

Total current liabilities	1,491,457	1,448,597

Noncurrent income taxes payable	18,615	19,634
Deferred tax liabilities	75,937	65,460
Long-term debt	500,000	500,000
Other long term liabilities	221	217

Total liabilities	2,086,230	2,033,908

Total stockholders’ investment	1,262,840	1,150,450

Total liabilities and stockholders’ investment	$3,349,070	$3,184,358

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C.H. Robinson Worldwide, Inc.

July 26, 2016

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited, in thousands, except operational data)

	Six months ended June 30,
	2016	2015
Operating activities:
Net income	$262,053	$243,684
Stock-based compensation	25,785	31,019
Depreciation and amortization	35,059	32,682
Provision for doubtful accounts	2,144	9,053
Deferred income taxes	17,004	(1,780)
Other	366	438
Changes in operating elements, net of acquisitions:
Receivables	(94,030)	(87,663)
Prepaid expenses and other	(19,066)	(19,802)
Other non-current assets	(1,615)	736
Accounts payable and outstanding checks	52,843	56,891
Accrued compensation and profit-sharing contribution	(61,029)	(32,027)
Accrued income taxes	28,502	21,230
Other accrued liabilities	(755)	(3,265)

Net cash provided by operating activities	247,261	251,196

Investing activities:
Purchases of property and equipment	(33,483)	(11,542)
Purchases and development of software	(10,493)	(8,063)
Restricted cash	—	359,388
Acquisitions, net of cash	—	(369,143)
Other	(405)	361

Net cash used for investing activities	(44,381)	(28,999)

Financing activities:
Borrowings on line of credit	2,840,000	3,893,000
Repayments on line of credit	(2,825,000)	(3,868,000)
Net repurchases of common stock	(66,249)	(90,255)
Excess tax benefit on stock-based compensation	15,104	6,040
Cash dividends	(127,520)	(114,517)

Net cash used for financing activities	(163,665)	(173,732)
Effect of exchange rates on cash	(361)	(5,954)

Net change in cash and cash equivalents	38,854	42,511
Cash and cash equivalents, beginning of period	168,229	128,940

Cash and cash equivalents, end of period	$207,083	$171,451

	As of June 30,
	2016	2015
Operational Data:
Employees	13,701	13,068

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